Exhibit 10.1
COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) is made and entered into as of April 8, 2019 by and among Cerner Corporation, a Delaware corporation (the “Company”) and the entities and natural persons set forth in the signature pages hereto (collectively, “Starboard”) (each of the Company and Starboard, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, Starboard submitted a letter to the Company on February 15, 2019 (the “Nomination Letter”), as supplemented on March 14, 2019, providing notice of Starboard’s intent to nominate director candidates for election as Class III Directors (the “Class III Directors”) of the Board of the Directors of the Company (the “Board”) at the Company’s 2019 annual meeting of stockholders (the “2019 Annual Meeting”);

WHEREAS, the Company and Starboard have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, as of the date of this Agreement, Starboard has a combined economic and beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act (as defined below)) interest in the common stock, par value $0.01 per share, of the Company (the “Common Stock”) totaling, in the aggregate, 3,744,394 shares (“Starboard’s Ownership”);

WHEREAS, Denis Cortese has advised the Company he does not intend to stand for re-election at its 2019 Annual Meeting;

WHEREAS, as of the date of this Agreement, the Company and Starboard have determined to come to an agreement with respect to the composition of the Board, as provided in this Agreement;

WHEREAS, the Company and Starboard have determined to come to an agreement with respect to certain targets for improving operational performance at the Company and the Company has agreed to make public those targets and implement certain processes around such improvements; and

WHEREAS, the Company and Starboard have reached agreement on certain other matters.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties to this Agreement, intending to be legally bound, agree as follows:

1.	Board Appointments; Board Nominations and Related Agreements.

(a)	Board Appointments.

i.
The Company agrees that immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to (A) increase the size of the Board from eight (8) to eleven (11) directors and, in connection therewith, expand the number of directors comprising each of the Class II and III Directors of the Board by one (1) and two (2), respectively, (B) appoint to the Board as a Class II Director Melinda Mount, who will fill the vacancy in the Class II Directors created by the expanded classes, (C) appoint to the Board as Class III Directors George Riedel and R. Halsey Wise, who will fill the vacancies among the Class III Directors created by the expanded classes (each of Melinda Mount and George Riedel are referred to herein as the “Starboard Designees”) and (D) appoint to the Board as a Class II Director John Greisch, who will fill the existing vacancy among the

Class II Directors left by Clifford W. Illig, who retired from the Board effective January 15, 2019 (R. Halsey Wise and John Greisch are referred to herein as the “Company Designees”, and collectively with the Starboard Designees, the “New Independent Directors”). Messrs. Riedel and Wise will be nominated as Class III directors pursuant to Section 1(b)(i) below for election to the Board at the 2019 Annual Meeting. The Company agrees that immediately prior to the 2019 Annual Meeting, the Board and all applicable committees of the Board shall take all necessary actions to decrease the size of the Board from eleven (11) to ten (10) directors, reducing the number of directors comprising Class III Directors of the Board by one (1).

ii.
During the period commencing with the date of this Agreement through the 2019 Annual Meeting, the Board and all applicable committees of the Board shall take all necessary actions so that the size of the Board is not increased to more than eleven (11) directors unless Starboard consents in writing to any proposal to increase the size of the Board. During the period commencing as of the 2019 Annual Meeting through the expiration of the Standstill Period (as defined below), the Board and all applicable committees of the Board shall take all necessary actions so that the size of the Board is not increased to more than ten (10) directors unless Starboard consents in writing to any proposal to increase the size of the Board.

iii.
If any Starboard Designee (or any Starboard Replacement Director (as defined below)) is unable or unwilling to serve as a director, resigns as a director or is removed as a director prior to the expiration of the Standstill Period, and at such time Starboard’s Ownership (which at any measurement time during the Standstill Period shall include a combination of Starboard’s economic and beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act) of shares of Common Stock as of such time) is at least 1,872,197 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), Starboard shall have the ability to recommend a substitute person(s) for appointment to the Board in lieu of such Starboard Designee in accordance with this Section 1(a)(iii) (any such replacement nominee shall be referred to as a “Starboard Replacement Director”, and upon becoming a Starboard Replacement Director, such person shall replace the applicable Starboard Designee for purposes of this Agreement). Any Starboard Replacement Director must, as reasonably determined by the Nominating, Governance & Public Policy Committee of the Board (the “NG&PP Committee”) (A) qualify as “independent” of the Company pursuant to Nasdaq listing standards, (B) have the relevant financial and business experience to be a director of the Company, (C) otherwise comply with the qualifications for directors set forth in the Company’s Corporate Governance Guidelines as in effect as of the date of this Agreement and (D) be independent of Starboard (for the avoidance of doubt, the nomination by Starboard of such person to serve on the board of directors of any other company shall not (in and of itself) cause such person to not be deemed independent of Starboard). The NG&PP Committee shall make its determination and recommendation (which it shall undertake reasonably and in good faith) to the Board regarding whether such person meets the foregoing criteria within five (5) business days after (1) such nominee to be a Starboard Replacement Director has submitted to the Company the documentation required by Section 1(h)(iv) and (2) representatives of the Board have, if requested by the Company, conducted customary interview(s) of such nominee. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this Section 1(a)(iii) as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten (10) business days after Starboard’s submission of such nominee. In the event the NG&PP Committee does not accept a person recommended by Starboard as the Starboard Replacement Director, Starboard shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the NG&PP Committee recommending such person to the Board in accordance with the procedures described above. The Board shall vote on the appointment of such Starboard Replacement Director to the Board no later than five (5) business days after the NG&PP Committee recommendation of such

Starboard Replacement Director; provided, however, that if the Board does not appoint such Starboard Replacement Director to the Board pursuant to this Section 1(a)(iii), the Parties shall continue to follow the procedures of this Section 1(a)(iii) until a Starboard Replacement Director is appointed to the Board. Upon a Starboard Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall, subject to Nasdaq rules and applicable law, take all necessary actions to appoint such Starboard Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal, and, subject to Nasdaq rules and applicable law, shall appoint such Starboard Replacement Director to either such committees or, if the qualifications for such committees are not met, to alternative committees of the Board in accordance with Section 1(c) below. Subject to Nasdaq rules and applicable law, until such time as any Starboard Replacement Director is appointed to any applicable committee, the other Starboard Designee will serve as an interim member of such applicable committee. Any Starboard Replacement Director designated pursuant to this Section 1(a)(iii) to replace a Starboard Designee that is a Class III Director prior to the mailing of the Company’s definitive proxy statement for the 2019 Annual Meeting, shall stand for election at the 2019 Annual Meeting together with the other Class III Nominees (as defined below), in accordance with Section 1(b)(i) of this Agreement.

(b)	Board Nominees.

i.
The Company agrees, for so long as they consent, and are able and willing, to serve as directors, that the Board shall nominate the following individuals for election as Class III Directors to the Board at the 2019 Annual Meeting: R. Halsey Wise, George Riedel, Gerald E. Bisbee, Jr., Ph.D., M.B.A and Linda M. Dillman (collectively, the “Class III Nominees”). The Company will recommend, support and solicit proxies for the election of the New Independent Directors that are Class III Directors at the 2019 Annual Meeting in the same manner as for the other Class III Nominees at the 2019 Annual Meeting.

ii.
Starboard, on behalf of itself and its Affiliates, hereby (A) irrevocably withdraws the Nomination Letter, and (B) irrevocably withdraws any related materials or notices submitted to the Company in connection therewith.

(c)	New Committee Representation.

i.
Subject to the Company’s Corporate Governance Guidelines and Nasdaq rules and applicable laws, the Board and all applicable committees of the Board shall take all actions necessary to (A) appoint each of the New Independent Directors to at least one (1) standing committee of the Board in addition to the Finance & Strategy Committee (as defined below) as promptly as practicable upon the execution of this Agreement, but in any event no later than ten (10) business days following the execution of this Agreement and (B) as promptly as practicable upon the execution of this Agreement, but in any event no later than ten (10) business days following the execution of this Agreement, and throughout the duration of the Standstill Period, ensure that each committee and subcommittee of the Board, including any new committee(s) and subcommittee(s) that may be established, shall include at least one (1) Starboard Designee.

ii.	Without limiting Section 1(c)(i), the Board shall give each Starboard Designee the same due consideration for membership to any committee of the Board as any other independent director.

(d)
Finance & Strategy Committee. Immediately following the execution of this Agreement, the Board shall take all necessary actions to establish a finance and strategy committee of the Board which shall be named the “Finance & Strategy Committee” (the “Finance & Strategy Committee”) to coordinate and oversee management’s review of the Company’s operational efficiency and margin expansion efforts and capital deployment strategy, including taking into consideration recommendations from AlixPartners LLP, the Company’s risk profile and the potential impact of any recommended changes on the Company’s business model, strategic plan and ability to meet commitments to clients. The Finance & Strategy Committee shall remain in effect during the Standstill Period and thereafter until the Board otherwise determines. The Finance & Strategy Committee shall be comprised solely of members of the Board who qualify as “independent” pursuant to Nasdaq listing standards. The members of the Finance & Strategy Committee shall initially be William Zollars, John Greisch, R. Halsey Wise, Melinda Mount and George Riedel, with Mr. Greisch serving as Chairman of the Finance & Strategy Committee. The Finance & Strategy Committee shall promptly meet after the date of this Agreement to organize, plan and commence the evaluation and review to be performed in accordance with this Section 1(d). The Finance & Strategy Committee shall report on the status and substance of its work to the full Board at such times as the Board Chairman, Lead Independent Director of the Board, or any two directors may request.

(f)	Operational Targets. The Company agrees to publicly identify the operating margin targets as set forth in, and pursuant to, the Press Release (as defined below).

(g)
2019 Annual Meeting. The Company agrees to hold the 2019 Annual Meeting no later than June 15, 2019, subject to any delay necessitated by compliance with applicable law or regulatory or judicial or stock exchange order, published interpretation or requirement.

(h)	Additional Agreements.

i.
Starboard agrees that it will cause its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

ii.
Upon execution of this Agreement, Starboard hereby agrees that Starboard will not, and that it will not permit any of its controlled Affiliates or Associates to, (A) nominate or recommend for nomination any person for election at the 2019 Annual Meeting, directly or indirectly, (B) submit any proposal for consideration at, or bring any other business before, the 2019 Annual Meeting, directly or indirectly, or (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to the 2019 Annual Meeting, directly or indirectly. Starboard shall not publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 1(h)(ii).

iii.
Starboard agrees that it will appear in person or by proxy at the 2019 Annual Meeting and vote all shares of Common Stock beneficially owned by Starboard at the 2019 Annual Meeting (A) in favor of the election of each and all of the four (4) Class III Nominees as Class III Directors to the Board, (B) in favor of the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2019, (C) in favor of the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers and (D) in favor of the proposed amendment and restatement of the Cerner Corporation 2011 Omnibus Equity Incentive Plan, including an increase in the number of authorized shares under the plan (clauses (B) through (D), the “Non-Election Proposals”), provided, however, that in the event Institutional Shareholder Services Inc. (ISS) or Glass Lewis & Co., LLC (Glass Lewis) recommends otherwise with respect to any Non-Election Proposal, Starboard shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation. As used in this Agreement, the term “Named Executive Officers” shall have the meaning set forth in Section 229.402 promulgated by the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

iv.
(A) Each of the New Independent Directors, prior to the date of this Agreement, shall and (B) any Starboard Replacement Director shall promptly (but in any event prior to being placed on the Board in accordance with this Agreement) following their designation by Starboard hereunder, in each case, submit to the Company, (x) fully completed and executed copies of the Company’s standard director & officer questionnaire, representation and agreement letter, and other reasonable and customary director onboarding documentation including (1) all information reasonably requested by the Company that is required to be disclosed for directors, candidates for directors, and their affiliates and representatives in a proxy statement or other filings under applicable law or regulation or stock exchange rules or listing standards, in each case, relating to their appointment, nomination or election as a director of the Company and (2) information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, relating to their appointment, nomination or election as a director of the Company and required by the Company in connection with the appointment or election of new Board members, (y) solely with respect to the New Independent Directors or any Starboard Replacement Director being nominated as Class III Directors at the 2019 Annual Meeting, an executed consent of such New Independent Director or Starboard Replacement Director, as applicable, to be named in any proxy statement or other filings under applicable law or stock exchange rules or listing standards with respect to the 2019 Annual Meeting and to serve as a director if elected and (z) a written representation that such person, if elected as a director of the Company, would be in compliance, and will comply with, all applicable confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, stock ownership and trading policies and guidelines, and other policies of the Company applicable to members of the Board as of the date of this Agreement.

v.
The Starboard Designees (including any Starboard Replacement Director) and the Company Designees, in addition to all current directors, will be required to (A) comply with all policies, procedures, codes, rules, standards and guidelines applicable to members of the Board and (B) keep confidential all Company confidential information and not disclose to any third parties (including Starboard) discussions or matters considered in meetings of the Board or Board committees.

vi.
The Company agrees that the Board and all applicable committees of the Board shall, to the extent the Board or such committees have such authority or are entitled to so determine, take all necessary actions, effective no later than immediately following the execution of this Agreement, to determine, in connection with their initial appointment as a director and nomination (as applicable) by the Company at the 2019 Annual Meeting, that each of the New Independent Directors is deemed to be (A) a member of the “Incumbent Board” (as such term may be defined in the definition of “Change in Control,” “Change of Control” (or any similar term) under any Company incentive plans, options plans, severance agreements, employment agreements or any other material agreements, including the Company’s Employment Agreements with certain executives, the Company’s 2004 Long-Term Incentive Plan G and 2001 Long-Term Incentive Plan F, or any other related plans or agreements that refer to any such plan’s or agreement’s definition of “Change in Control”, “Change of Control” (or any similar term)) and (B) a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of “Change in Control,” “Change of Control” (or any similar term) under any Company incentive plans, options plans, severance agreements, employment agreements or any other material agreements, including the

Company’s Employment Agreements with certain executives, the Company’s 2004 Long-Term Incentive Plan G and 2001 Long-Term Incentive Plan F, or any other related plans or agreements that refer to any such plan’s or agreement’s definition of “Change in Control”, “Change of Control” (or any similar term).

vii.
The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions to authorize and approve an amendment to the Company’s $1 billion share repurchase program approved by the Board in May 2018 (the “2018 Repurchase Program”) that would permit the continued repurchase of common stock in an amount up to an additional aggregate purchase price of $1.2 billion, such that the aggregate amount available for share repurchases under the 2018 Repurchase Program shall be an amount equal to the remaining availability under the initial 2018 Repurchase Program immediately prior to such increase in availability, plus $1.2 billion.

2.	Standstill Provisions.

(a)
Starboard agrees that, from the date of this Agreement until the earlier of (x) the date that is fifteen (15) business days prior to the deadline for the submission of stockholder nominations for the Company’s 2020 annual meeting of stockholders (the “2020 Annual Meeting”) pursuant to the Company’s Amended and Restated Bylaws, effective March 2, 2018 (the “Company Bylaws”), or (y) the date that is one hundred (100) days prior to the first anniversary of the 2019 Annual Meeting (the “Standstill Period”), neither it nor any of its controlled Affiliates or Associates will, and it will cause each of its controlled Affiliates and Associates not to, directly or indirectly, in any manner:

i.
engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

ii.
form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the entities or persons identified on Exhibit A, but does not include any other entities or persons not identified on Exhibit A as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Starboard to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

iii.
deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Starboard and otherwise in accordance with this Agreement;

iv.
seek or submit, or knowingly encourage any person or entity, to seek or submit nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, knowingly encourage or take any other action with respect to the election or removal of any directors; provided, however, that nothing in this Agreement shall prevent Starboard or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2020 Annual Meeting so long as such actions do not create a public disclosure obligation for Starboard or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Starboard’s normal practices in the circumstances;

v.
(A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or publicly encourage, or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company by such third party prior to such proposal becoming public or (E) call or seek to call a special meeting of stockholders;

vi.	seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

vii.
advise, knowingly encourage, support or knowingly influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1; or

viii.
make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.

(b)
Except as expressly provided in Section 1 or Section 2(a), Starboard shall be entitled to (i) vote its shares on any other proposal duly brought before the 2019 Annual Meeting or otherwise vote as Starboard determines in its sole discretion and (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefor (in each case, subject to Section 1(h)(ii)).

(c)
Nothing in Section 2(a) shall be deemed to limit the exercise in good faith by the Starboard Designees of such individual’s fiduciary duties solely in his capacity as a director of the Company and in a manner consistent with such person’s and Starboard’s obligations under this Agreement.

3.
Representations and Warranties of the Company. The Company represents and warrants to Starboard that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or agreement to which the Company is a party or by which it is bound.

4.
Representations and Warranties of Starboard. Starboard represents and warrants to the Company that (a) the authorized signatory of Starboard set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Starboard thereto, (b) this Agreement has been duly authorized, executed and delivered by Starboard, and is a valid and binding obligation of Starboard, enforceable against Starboard in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Starboard as currently in effect, (d) the execution, delivery and performance of this Agreement by Starboard does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Starboard, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, Starboard’s Ownership is 3,744,394 shares of Common Stock, including 648,543 shares underlying certain forward purchase contracts exercisable within sixty (60) days hereof, (f) as of the date hereof, other than as disclosed herein, Starboard does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement) and (g) except pursuant to the nomination materials submitted by Starboard to the Company in connection with its Nomination Letter, Starboard will not, directly or indirectly, compensate or agree to compensate any Starboard Designee for their respective service as a director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its securities. For the avoidance of doubt, nothing herein shall prohibit Starboard from compensating or agreeing to compensate any person for his or her respective service as a nominee or director of any other company.

5.
Press Release. Promptly following the execution of this Agreement, the Company and Starboard shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Starboard shall issue any press release or make a public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party. During the Standstill Period, neither the Company nor Starboard shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement.

6.
Specific Performance. Each of Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Starboard, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.
Expenses. The Company shall reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred through the date of this Agreement in connection with Starboard’s involvement at the Company, including, but not limited to, the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $275,000 in the aggregate.

8.
Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.
Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (c) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (d) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Cerner Corporation
2850 Rockcreek Parkway
Attention: Marc Naughton, Chief Financial Officer
Facsimile: +1 816 571 1989
Email: mnaughton@cerner.com

with a copy (which shall not constitute notice) to:

Cerner Corporation
2800 Rockcreek Parkway
North Kansas City, Missouri 64117
Attention: Randy Sims, Chief Legal Officer
Facsimile: +1 816 571 2556
Email: rsims@cerner.com

and

Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, CA 90071-1560
Attention:	Jim Beaubien
Mark Gerstein
Josh Dubofsky
Facsimile:	(424) 653-5501
(312) 993-9767
(650) 463-2600

E-mail:	james.beaubien@lw.com
mark.gerstein@lw.com
josh.dubofsky@lw.com

If to Starboard or any member thereof:

Starboard Value LP
777 Third Avenue, 18th Floor
New York, NY 10017
Attention: Jeffrey C. Smith
Email: jsmith@Starboardvalue.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention:	Steve Wolosky
Andrew Freedman
Meagan M. Reda
Facsimile:	(212) 451-2222
Email:	swolosky@olshanlaw.com
afreedman@olshanlaw.com
mreda@olshanlaw.com

10.
Applicable Law. This Agreement and all claims and causes of action hereunder, whether in tort or contract, or at law or in equity, shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, whether in tort or contract or at law or in equity, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

12.
Mutual Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 12, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity at any time following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity at any time following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives. For purposes of this Section 12, no actions taken by any director, agent or other representative of a Party in any capacity other than on behalf of, and at the direction of, such Party will be covered by this Agreement.

13.
Securities Laws. Starboard acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and Starboard will comply with such securities laws with respect to the Company and its securities.

14.
Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term. This Agreement contains the entire understanding of the Parties with respect to the subject matter of this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties with respect to the subject matter of this Agreement other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Starboard. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Starboard, the prior written consent of the Company, and with respect to the Company, the prior written consent of Starboard. The term “including” shall be deemed to be followed by the words “without limitation.” This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. This Agreement shall terminate at the end of the Standstill Period, except the provisions of Sections 6, 9, 10, 13 and 14, which shall survive such termination; provided, however, that either Party may bring an action following such termination alleging a breach of this Agreement occurring prior to the end of the Standstill Period.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

COMPANY:

CERNER CORPORATION

By:	/s/ Randy D. Sims
	Name:	Randy D. Sims
	Title:	Executive Vice President & Chief Legal Officer

STARBOARD:

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By:	Starboard Value LP, its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC

By:	Starboard Value LP, its manager

STARBOARD VALUE AND OPPORTUNITY C LP

By:	Starboard Value R LP, its general partner

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

By:	Starboard Value L LP, its general partner

STARBOARD VALUE L LP

By:	Starboard Value R GP LLC, its general partner

STARBOARD VALUE R LP

By:	Starboard Value R GP LLC, its general partner

STARBOARD VALUE LP

By:	Starboard Value GP LLC, its general partner

STARBOARD VALUE GP LLC

By:	Starboard Principal Co LP, its member

STARBOARD PRINCIPAL CO GP LLC

STARBOARD PRINCIPAL CO LP

By:	Starboard Principal Co GP LLC, its general partner

STARBOARD VALUE R GP LLC

By:	/s/ Peter A. Feld
	Name:	Peter A. Feld
	Title:	Authorized Signatory